OZEMAIL LIMITED




                      UUNET HOLDINGS AUSTRALIA PTY LIMITED








                             SUBSCRIPTION AGREEMENT













                                 MINTER ELLISON
                                     Lawyers
                             Minter Ellison Building
                                 44 Martin Place
                                 SYDNEY NSW 2000
                                  DX 117 SYDNEY
                            Telephone (02) 9210 4444
                             Facsimile (02) 235 2711
                              Ref: ECT:DLW:10733123

                                TABLE OF CONTENTS



1.         DEFINITIONS AND INTERPRETATION.................................1
           1.1       Definitions..........................................1
           1.2       Interpretation.......................................1

2.         AGREEMENT TO SUBSCRIBE.........................................2
           2.1       Agreement to subscribe and issue Shares..............2
           2.2       Confidentiality......................................2

3.         SUBSCRIPTION FOR THE SHARES....................................2
           3.1       Obligations of UUNET Australia.......................2
           3.2       Obligations of the Company...........................2
           3.3       Application for Quotation............................3
           3.4       Securities Act Acknowledgment; Registration Rights...3

4.         MEMBERS REGISTER...............................................4

5.         WARRANTIES.....................................................5
           5.1       Warranties by the Company............................5
           5.2       Warranty by UUNET Australia..........................5

6.         ANNOUNCEMENTS..................................................5

7.         NOTICES........................................................6
           7.1       Service of notices...................................6
           7.2       Deemed receipt.......................................6

8.         WAIVER.........................................................6

9.         GOVERNING LAW AND JURISDICTION.................................7

10.        GENERAL PROVISIONS.............................................7
           10.1      Further action.......................................7
           10.2      Counterparts.........................................8

11.        NON-MERGER.....................................................8

SCHEDULE 1 - UUNET AUSTRALIA ANNOUNCEMENT.................................9

SCHEDULE 2 - OZEMAIL ANNOUNCEMENT........................................10

SCHEDULE 3 - APPLICATION FORM............................................11

SUBSCRIPTION AGREEMENT dated 12 December, 1998 (Sydney time)

          BETWEEN

               OZEMAIL LIMITED ACN 066 387 157 of Ground Floor, Building B, 39 Herbert Street, St Leonards, New South Wales ("Company")

          AND

               UUNET HOLDINGS AUSTRALIA PTY LIMITED ACN 085 531 684 of 44 Martin Place, Sydney, New South Wales ("UUNET Australia")


1.         DEFINITIONS AND INTERPRETATION

1.1  Definitions

     In this agreement, the following words and phrases have the following meanings, unless the contrary intention appears:

     "Announcements" means the announcements set out substantially in the form of Schedule 1 and Schedule 2.

     "Application Form" means the application form set out in Schedule 3.

     "Shares" means 21,863,174 ordinary shares in the capital of the Company (representing in aggregate no more than 14.9% of the ordinary share capital of the Company, after the issue of the Shares).

     "Subscription Date" means 12 December 1998 (Sydney time).

     "Subscription Price" means US$43,726,348, representing US$2.00 per Share.

1.2 Interpretation

     In this agreement, unless the contrary intention appears:

     (a) headings are for ease of reference only and do not affect the meaning of this agreement;

     (b) the singular includes the plural and vice versa, and words importing a gender include other genders;

     (c) a reference to a clause, paragraph or schedule is a reference to a clause or paragraph of or schedule to this agreement, and a reference to this agreement includes any schedules;

     (d)  a  reference  to  a  document,   agreement  or  deed,  including  this
          agreement, includes a reference to that document or agreement or deed as novated, altered or replaced from time to time; and

     (e) a reference to a specific time for the performance of an obligation is a reference to that time in New South Wales, Australia.

2. AGREEMENT TO SUBSCRIBE

2.1  Agreement to subscribe and issue Shares

     On the terms and conditions of this agreement, UUNET Australia agrees to subscribe for the Shares, and the Company agrees to issue and allot the Shares to UUNET Australia, at the Subscription Price on the Subscription Date.

2.2  Confidentiality

     The parties hereby terminate the confidentiality agreement dated 22 October 1998 between Goldman Sachs Australia L.L.C. (on behalf of the Company) and UUNET Technologies, Inc, provided that UUNET Australia will not disclose in its takeover documents any confidential information provided by Goldman Sachs or the Company without the prior written approval of the Company (not to be unreasonably withheld) except as required by law.

3.   SUBSCRIPTION FOR THE SHARES

3.1  Obligations of UUNET Australia

     On the Subscription Date, UUNET Australia must:

     (a)  deliver to the Company a duly completed Application Form; and

     (b) pay the Subscription Price by delivery of a cheque made payable to the Company to Skadden Arps Slate Meagher & Flom L.L.P acting as nominee for the Company, at UUNET Technologies, Inc's offices at Fairfax, Virginia, USA, simultaneously with, and in consideration of, the performance of the Company's obligations under clause 3.2.

3.2  Obligations of the Company

     On the Subscription Date, the Company must:

     (a) make a representative of Skadden Arps Slate Meagher & Flom L.L.P available at UUNET Technologies, Inc's offices at Fairfax, Virginia, USA between 9.30am and 11.30am on the Subscription Date (between 4.30pm and 8pm on December 11, 1998, New York time);

     (b)  issue and allot the Shares to UUNET Australia;

     (c) on or before 11.30am on the Subscription Date, hand deliver a share certificate for the Shares (or its uncertificated equivalent) to a representative of Minter Ellison, 44 Martin Place, Sydney, New South Wales, Australia, acting as nominee for UUNET Australia; and

     (d) enter UUNET Australia's name in the register of members of the Company in respect of the Shares, simultaneously with, and in consideration of, the performance of UUNET Australia's obligations under clause 3.1.

3.3  Application for Quotation

     The Company must apply to Australian Stock Exchange Limited for quotation of the Shares within two business days of the Subscription Date, and use its best endeavours to ensure that the Shares are quoted by Australian Stock Exchange Limited as soon as possible after the Subscription Date.

3.4  Securities Act Acknowledgment; Registration Rights

     (a) Securities Act Acknowledgment. UUNET Australia represents and warrants to the Company that it is acquiring the Shares for investment purposes and not with a view to distribution. UUNET Australia understands that the Shares have not been and will not be registered under the United States Securities Act of 1933 (as amended) (Securities Act"), and agrees that it will only offer and sell the Shares:

          (i) pursuant to a registration statement in accordance with the Securities Act;

          (ii) pursuant to an exemption from the registration requirements of the Securities Act; or

          (iii) in a transaction not subject to the Securities Act.

          Notwithstanding any other provision of this clause 3.4, the Company agrees that UUNET Australia may sell or dispose of such Shares, and the Company will promptly register such transfer, upon receipt of a certificate from UUNET Australia that such sale or disposition will be:

          (1)  effected in a transaction outside the United States; or

          (2) effected pursuant to an exemption from the registration requirements of the Securities Act (including, without limitation, a transaction effected on the Australian Stock Exchange in compliance with Rule 904 under the Securities Act).

          The Company agrees that it will not require an opinion of counsel to effect any such transfer.

          UUNET Australia further agrees that it will not deposit the Shares into any unrestricted depositary receipt facility in respect of the ordinary shares of the Company established or maintained by a depositary bank unless and until such time as the Shares are no longer subject to the restrictions on transfer applicable to "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act.

     (b) Notwithstanding the foregoing, the parties acknowledge that in the event of an offer for the ordinary shares of the Company by a party other than UUNET Australia or its direct or indirect parent corporations, UUNET Australia will be entitled to sell the Shares, or any other shares in the Company acquired pursuant to the offer referred to in the Announcements, or any amended offer, to such bidder.

     (c) Registration Rights. In the event that UUNET Australia makes a takeover bid that is subsequently terminated or otherwise does not become entitled to proceed under the Australian Corporations Law to compulsory acquisition of all of the Company's shares, the Company agrees, upon the request of UUNET Australia, to promptly file one registration statement under the Securities Act and applicable Australian laws, if any, relating to the sale of the Shares and any other shares in the Company acquired pursuant to the offer referred to in the Announcements, or any amended offer, to use its best efforts to cause such registration statement to become effective, unless, in the written opinion of counsel to the Company, in form and substance reasonably satisfactory to UUNET Australia, such registration is not required for the sale and distribution of the shares covered thereby in the manner proposed by UUNET Australia, provided, however, the Company shall be entitled to reasonable "black-out periods" during the pendency of the registration statement. The Company agrees to use its best efforts to maintain the effectiveness of such registration statement, and to amend, supplement and update, if necessary, until completion of the distribution or until such time as, in the written opinion of counsel to the Company, in form and substance reasonably satisfactory to UUNET Australia, such registration is not required for the sale and distribution of the shares covered thereby in the manner proposed by UUNET Australia. The Company agrees to co-operate in good faith and take such other actions as are customarily required of an issuer in a US registration rights agreement. The registration effected under this clause 3.4(c) shall be effected at the Company's expense except for any underwriting commissions applicable to the sale of the shares, fees and disbursements of UUNET Australia's counsel and any experts engaged by UUNET Australia. The Company and UUNET Australia agree to hold harmless and indemnify each other and their respective controlling persons, and make contribution, to the same extent as is customary in a US registration rights agreement between an issuer and a minority stockholder, including with respect to advancement of expenses. The rights of UUNET Australia in this paragraph may be assigned to any transferee who acquires the Shares or any other shares in the Company acquired pursuant to the offer referred to in the Announcements, or any amended offer.

4.   MEMBERS REGISTER

     The Company must provide a hard copy and, if the register is kept on a computer, a copy on computer disk or computer tape, of the information on the register of members of the Company as at the date advised by UUNET Australia, within two business days of written request by UUNET Australia.

5.   WARRANTIES

5.1  Warranties by the Company

     The Company warrants and represents to UUNET Australia that:

     (a) the Shares represent in aggregate no more than 14.9% of the share capital of the Company (after the issue of the Shares);

     (b) the Company is under no obligation to issue or allot, and has not granted any person the right to call for the issue or allotment of, any shares or other securities in the capital of the Company, other than under any employee share option plan of the Company;

     (c) except for the issue of the Shares under this agreement, the Company will not issue and allot any shares in the Company for a period of three months after the date of this agreement, other than pursuant to existing rights under any employee share option plan of the Company or on exercise of existing options;

     (d) the Company has the power and authority to enter into and perform its obligations under this agreement;

     (e) the issue of the Shares has been approved by the shareholders of the Company, and the issue of the Shares by the Company will not breach the Listing Rules of Australian Stock Exchange Limited or the Company's constitution, subject to the accuracy of the warranty set out in clause 5.2; and

     (f) no meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company, and no receiver, receiver and manager, provisional liquidator, liquidator or other officer of a court has been appointed in relation to any of its assets, and no mortgagee has taken or attempted or indicated in any manner any intention to take possession of any of its assets.

5.2  Warranty by UUNET Australia

     UUNET Australia warrants that neither it nor any associate voted in respect of the resolution passed at the shareholders meeting of the Company on 14 September 1998 to approve the issue of up to 50million shares.

6.   ANNOUNCEMENTS

     After signing of this agreement by the parties, the parties will make the Announcements on the next business day after the Subscription Date.

7.   NOTICES

7.1  Service of notices

     A party giving notice or notifying under this agreement must do so in writing:

     (a) directed to the recipient's address specified in this clause, as varied by any notice; and

     (b)  hand delivered or sent by facsimile to that address.

     The parties' addresses and facsimile numbers are:

           UUNET Australia:               UUNET Holdings Australia Pty Limited
           Attention:                     Leigh Brown/David Watson
           Address:                       c/- Minter Ellison
                                          44 Martin Place
                                          Sydney NSW 2000

           Facsimile No.:                 +61 2 9210 4770

           Company:                       OzEmail Limited
           Attention:                     Malcolm Turnbull
           Address:                       c/- Goldman Sachs Australia L.L.C.
                                          Level 48
                                          Governor Phillip Tower
                                          1 Farrer Place
                                          Sydney NSW 2000

           Facsimile No.:                 + 61 2 9320 1009

7.2  Deemed receipt

     A notice given in accordance with clause 7.1 is taken to be received:

     (a)  if hand delivered, on delivery; and

     (b) if sent by facsimile, when the sender's facsimile system generates a message confirming successful transmission of the total number of pages of the notice unless, within eight hours after that transmission, the recipient informs the sender that it has not received the entire notice.

8.   WAIVER

     The failure of a party at any time to require performance of any obligation under this agreement is not a waiver of that party's right:

     (a) to insist on performance of, or claim damages for breach of, that obligation unless that party acknowledges in writing that the failure is a waiver; and

     (b) at any other time to require performance of that or any other obligation under this agreement.

9.   GOVERNING LAW AND JURISDICTION

9.1 This agreement is governed by, and is to be construed in accordance with, the law applicable in New South Wales, Australia.

9.2 Each party submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.

                                      7
10.  GENERAL PROVISIONS

10.1 Further action

     Each party must:

     (a) use its best efforts to do all things necessary or desirable to give full effect to this agreement; and

     (b) refrain from doing anything that might hinder performance of this agreement.

10.2 Counterparts

     This agreement may be executed in any number of counterparts.

11.  NON-MERGER

     None of the terms or conditions of this agreement, or any act, matter or thing done under or by virtue of this agreement or any other agreement, instrument or document, or judgment or order of any court or judicial proceeding, will operate as a merger of any of the rights and remedies of the parties under this agreement, and those rights and remedies will at all times continue in force.


EXECUTED as an agreement.



EXECUTED by UUNET HOLDINGS AUSTRALIA PTY LIMITED  )
                                                  )
                                                  )

/s/ JOHN W. SIDEMORE                   /s/ CHARLES HENRY COVILLE
 ................................    ...........................................
Signature of director               Signature of company secretary
                                    (Please delete as applicable)
    JOHN W. SIGDMORE                        CHARLES HENRY COVILLE
 ................................    ...........................................
Name of director (print)            Name of company secretary (print)
-------------------------------------------------------------------------------

                                 ----------------------------------------------

EXECUTED by OZEMAIL LIMITED      )
                                 )
                                 )

                                 ----------------------------------------------
                                 ----------------------------------------------


  /s/ SEAN MARTIN HOWARD             /s/ DAVID MORAY SPENCE
 ................................    ...........................................
Signature of director               Signature of director/company secretary
                                    (Please delete as applicable)
     SEAN MARTIN HOWARD                 DAVID MORAY SPENCE
 ................................    ...........................................
Name of director (print)            Name of director/company secretary (print)
-------------------------------------------------------------------------------

                    SCHEDULE 1 - UUNET AUSTRALIA ANNOUNCEMENT

    MCI WorldCom Announces Intention to Acquire Australia's OzEmail Limited
           Telecom Firm Has Purchased 14.9 Percent of Australian ISP

     Jackson, Miss. and Sydney,  Australia, Dec. 14,1998 -- MCI WorldCom,
Inc. (Nasdaq: WCOM) today acquired 21,863,174 newly issued ordinary shares in OzEmail Limited ("OzEmail") and announced that it will make a cash offer for all of the issued ordinary shares (including ADSs) of OzEmail (Nasdaq: OZEMY,
ASX: OZM).

     UUNET Holdings Australia Pty Limited, a wholly owned subsidiary of MCI WorldCom, will make an all cash offer to acquire all of the issued ordinary shares of OzEmail at a price of US$2.20 per share, currently equivalent to approximately A$3.54 per share(1), including ADSs at a price of US$22.00 per ADS. OzEmail has 146,732,714 ordinary shares issued and outstanding after the placement to MCI WorldCom, representing a total value for OzEmail's ordinary issued and outstanding shares of approximately US$322.8 million, currently equivalent to approximately A$520.0 million(1), based on MCI WorldCom's offer price.

     MCI WorldCom acquired the relevant interest in 21,863,174 ordinary shares by way of a share subscription agreement with OzEmail at US$2.00 per share, currently equivalent to approximately A$3.22 per share(1). The share subscription agreement gave MCI WorldCom a relevant interest in approximately
14.9 percent of OzEmail's expanded issued and outstanding ordinary shares.

     Subject to completion of the transaction, OzEmail would become the Australian Internet operating arm of MCI WorldCom's UUNET subsidiary, a global leader in Internet communications solutions.

     "The Asia-Pacific region is of key strategic importance to us and the synergies between OzEmail and MCI WorldCom are clear," said MCI WorldCom Vice Chairman John Sidgmore. "The local fiber we are deploying in Australia complements OzEmail's Internet presence and the vast international resources of MCI WorldCom, particularly our worldwide Internet backbone, will bring improved global connectivity to OzEmail's customers."

     OzEmail is one of the most successful Internet Service Providers (ISPs) in Australia. Based in Sydney, the firm offers a wide range of Internet services throughout both Australia and New Zealand. OzEmail's network includes approximately 80 Points of Presence (POPs) covering virtually the entire Australian population, as well as 15 POPs in New Zealand, which provides equally comprehensive coverage in that market. OzEmail's services include dial-up and leased line Internet access, wholesale services to other ISPs, web hosting services through its subsidiary WebCentral and Internet-based voice offerings.

     The offer provides OzEmail shareholders with a premium of approximately 50 percent over the weighted average trading price of OzEmail shares over the last three months on the Nasdaq National Market(2).

     The offer will remain open, unless extended, for at least one month from the date of the offer, which is expected to be in early January. Pending commencement of the offer, a copy of any offering documents filed with the Australian Securities and Investments Commission ("ASIC") will also be filed by MCI WorldCom with the United States Securities and Exchange Commission ("SEC") as an exhibit to its current report on Form 8-K, as soon as practicable after their registration with the ASIC.

     The offer will be conditional upon, among other things:

          MCI  WorldCom  being   entitled  to  proceed,   under  the  Australian
          Corporations Law, to compulsory acquisition of all of OzEmail's shares at the expiration of the offer;

          all  Australian  and  other  necessary   governmental  and  regulatory
          approvals being received, including approval by the Foreign Investment Review Board in Australia; and

          no prescribed  occurrences (as defined in the Australian  Corporations
          Law) (including, for example, the grant of options, liquidation or asset disposition) occurring in relation to OzEmail or any of its subsidiaries during the offer period.

     Under the offer, OzEmail shareholders will be able to elect to receive payment in either US or Australian dollars. Australian dollar payment will be converted from US dollars using the exchange rate when funds are paid by MCI WorldCom.

     Merrill Lynch & Co. will act as Dealer Manager for the offer in the United States and as financial adviser to MCI WorldCom. For further information in relation to the offer, please contact Bruce McLennan or Fleur Jouault at Merrill Lynch in Australia on +612-9226-5306/5342.

     MCI WorldCom is a global communications company with revenue of more than $30 billion and established operations in over 65 countries encompassing the Americas, Europe and the Asia-Pacific regions. MCI WorldCom is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. MCI WorldCom's global networks, including its state-of-the-art pan-European network and transoceanic cable systems, provide end-to-end high-capacity connectivity to more than 38,000 buildings worldwide. For more information on MCI WorldCom, visit the World Wide Web at http://www.mciworldcom.com or http://www.wcom.com.

(1) Exchange rate of US$1: A$0.6208 as of December 11, 1998.

(2) Per Bloomberg  Financial  Markets from Friday  December 11, 1998.

                        SCHEDULE 2 - OZEMAIL ANNOUNCEMENT


                                  PRESS RELEASE

             OzEmail Announces Issue of 14.9% Stake to MCI WorldCom

OzEmail Limited announced that it has issued 21,863,174 ordinary shares (equivalent to 2,186,317 ADSs), constituting approximately 14.9% of the outstanding shares following the issuance, to UUNET Holdings Australia Pty Limited, a wholly owned subsidiary of MCI WorldCom Inc., at a purchase price equal to US$2.00 per share (equivalent to US$20.00 per ADS). OzEmail said that its Board of Directors had approved the issue of the shares.

MCI WorldCom has advised the Company that MCI WorldCom intends to make a takeover bid for all outstanding shares of the Company at a price of US$22.00 per ADS (US$2.20 per share) net to the seller in cash. At the OzEmail board meeting, Malcolm Turnbull, Sean Howard, and Trevor Kennedy, directors of the Company (who together beneficially owned approximately 54% of the outstanding OzEmail shares prior to the MCI WorldCom issuance) indicated that, subject to reviewing the offer documents to be prepared by MCI WorldCom and absent a more favourable offer, they intended to accept the offer. The Board indicated that it intends to make a recommendation to OzEmail shareholders after it has had an opportunity to review MCI WorldCom's offer document and Part A statement.

                          SCHEDULE 3 - APPLICATION FORM


The Directors
OzEmail Limited
Ground Floor, Building B
39 Herbert Street
St Leonards  NSW  2065



Dear Directors


Application for Allotment of Shares


UUNET Holdings Australia Pty Limited ("UUNET Australia") of 44 Martin Place, Sydney, New South Wales, applies for 21,863,174 fully paid ordinary shares in OzEmail Limited.

UUNET  Australia   authorises  you  to  record  its  name  in  the  register  of shareholders of OzEmail Limited in respect of the shares the subject of this application.

UUNET Australia has arranged for the delivery of a cheque payable to OzEmail Limited in the amount of US$43,726,348 to Skadden Arps Slate Meagher & Flom L.L.P acting as nominee for the Company, at UUNET Technologies, Inc's offices at Fairfax, Virginia, USA, representing the allotment money payable for the shares the subject of this application.

UUNET Australia agrees to be bound by the constitution of OzEmail Limited.


Yours faithfully



 ...............................................................
Director